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                                  EXHIBIT 21.1

                            SUBSIDIARIES OF MERRILL

793473 Ontario Ltd.

Cetara Corporation

Document.com, Inc.

FMC Resource Management Co.

Merrill Communications LLC

Merrill Corporation, Canada

Merrill Corporation S.A.R.L.

Merrill International Inc.

Merrill Corporation Ltd.

Merrill Real Estate Company

Merrill Training & Technology, Inc.

Merrill/Alternatives, Inc.

Merrill/Executech, Inc.

Merrill/Global, Inc.

Merrill/Magnus Publishing Corporation

Merrill/May, Inc.

Merrill/New York Company

Quebecor Merrill Canada Inc.